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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*

                             UFP TECHNOLOGIES, INC.
                             ----------------------
                                (Name of Issuer)

                          COMMON STOCK - $.01 PAR VALUE

                                    902673102
                                    ---------
                                 (CUSIP Number)

                                DECEMBER 31, 2001
                           ---------------------------
              Date of Event which requires filing of this statement

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

[  ]    Rule 13d-1(b)

[x ]    Rule 13d-1(c)

[  ]    Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 5 Pages

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CUSIP No. 902673102                                           Page 2 of 5 pages
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                                  SCHEDULE 13G
                                 AMENDMENT NO. 1

1) Names of Reporting Persons; S.S. or I.R.S. Identification Nos. of Above
   Persons

                          R. JEFFREY BAILLY
   ---------------------------------------------------------------------------

2) Check the Appropriate Box if a Member of a Group (See Instructions)

   (a)
      ------------------------------------------------------------------------

   (b)
      ------------------------------------------------------------------------

3) SEC Use Only
                --------------------------------------------------------------

4) Citizenship or Place of Organization  U.S.A.
                                         -------------------------------------

Number of Shares      5)    Sole Voting Power               661,098
                                               -------------------------------
Beneficially Owned
By Each Reporting     6)    Shared Voting Power             120,090
                                               -------------------------------
Person With
                      7)    Sole Dispositive Power          661,098
                                                   ---------------------------

                      8)    Shared Dispositive Power        120,090
                                                     -------------------------

9) Aggregate Amount Beneficially Owned by Each Reporting Person
                               781,188
   ---------------------------------------------------------------------------

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                      --------------------------------------------------------

11) Percent of Class Represented by Amount in Row (9) 16.9%
                                                      ------------------------

12) Type of Reporting Person (See Instructions)                IN
                                                    --------------------------

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CUSIP No. 902673102                                           Page 3 of 5 pages
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                       SECURITIES AND EXCHANGE COMMISSION

                                  SCHEDULE 13G
                                 AMENDMENT NO. 1

Item 1(a) Name of Issuer:  UFP Technologies, Inc.

      (b) Address of Issuer's Principal Executive Offices:

                         172 East Main Street
                         Georgetown, Massachusetts 01833

Item 2(a) Name of Person Filing:  R. Jeffrey Bailly

      (b) Address of Principal Business Office or, if none, Residence:

                         172 East Main Street
                         Georgetown, Massachusetts 01833

      (c) Citizenship: USA

      (d) Title of Class of Securities: Common Stock, $.01 par value

      (e) CUSIP NUMBER: 902673102

Item 3 If this statement is filed pursuant to Sections 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

         (a) [ ]  Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
         (b) [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
         (c) [ ]  Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
         (d) [ ]  Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
         (e) [ ]  An investment advisor in accordance with Section 240.13d-1(b)(1)(ii)(E).
         (f) [ ]  An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F).
         (g) [ ]  A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G).
         (h) [ ]  A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
         (i) [ ]  A church plan that is excluded from the definition if an investment company under section 3(c)(14) of the
                    Investment Company Act of 1940 (15 U.S.C. 80a-3);
         (j) [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

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CUSIP No. 902673102                                           Page 4 of 5 pages
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
Item 4 (a) Amount Beneficially Owned:                                              781,188

       (b)  Percent of Class:                                                         16.9%

       (c)  Number of Shares as to which such person has:

                   (i) sole power to direct the vote                               661,098

                  (ii) shared power to vote or to direct the vote                  120,090

                 (iii) sole power to dispose or to direct the disposition of
                                                                                   661,098

                  (iv) shared power to dispose or to direct the disposition of
                                                                                   120,090

Item 5 Ownership of Five Percent or Less of a Class:

            Not Applicable

Item 6 Ownership of More than Five Percent on Behalf of Another Person:

            Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the
            Security Being Reported on by the Parent Holding Company:

            Not Applicable

Item 8 Identification and Classification of Members of the Group:

            Not Applicable

Item 9   Notice of Dissolution of Group:

            Not Applicable

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CUSIP No. 902673102                                           Page 5 of 5 pages
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Item 10 Certification

        (a) Not Applicable

        (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as participant in any transaction having that purpose or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

                                         February 12, 2002
                                         --------------------------------------
                                         Date

                                         /s/ R. Jeffrey Bailly
                                         --------------------------------------
                                                     Signature

                                         R. Jeffrey Bailly
                                         --------------------------------------
                                         Name/Title